Exhibit 99.1

C.H. Robinson Announces Chief Financial Officer Transition

EDEN PRAIRIE, MINNESOTA, December 21, 2023 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today announced that Mike Zechmeister will be departing from his position as Chief Financial Officer. The company has commenced a formal search for his successor, and Zechmeister will remain with the company until a successor is named or no later than May 31, 2024, at which time Zechmeister plans to retire.

“We greatly appreciate Mike’s dedication and contributions to Robinson over the past four years to ensure the company’s continued success,” said Dave Bozeman, President and Chief Executive Officer. “During his tenure as CFO, Mike built a strong Finance organization that will continue to serve Robinson well. I am also personally grateful for Mike’s support, partnership and counsel as I stepped into this role this summer. We thank Mike for his leadership and wish him the best in his next chapter.”

“I’m extremely proud of both the Finance team and the Finance leadership team for all that has been accomplished during our time together,” Zechmeister said. “I’m honored to have served on the Senior Leadership Team at Robinson through an unprecedented period of change, which also included the top two years of financial performance in company history and over $3 billion of capital returned to shareholders. I am grateful for the opportunity to work with such a terrific team, and I look forward to spending more time with family and on other endeavors.”

About C.H. Robinson

C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $30 billion in freight under management and 20 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our 100,000 customers and 450,000 contract carriers on our platform. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com. (Nasdaq: CHRW)

FOR INVESTOR INQUIRIES, CONTACT:	FOR MEDIA INQUIRIES, CONTACT:
Chuck Ives, Director of Investor Relations	Duncan Burns, Chief Communications Officer
Email: chuck.ives@chrobinson.com	Email: PublicRelations@chrobinson.com

Source: C.H. Robinson

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